EXHIBIT 4.5

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

COMMON STOCK PURCHASE WARRANT

Number of Shares: 97,109

Common Stock

ANACOR PHARMACEUTICALS, INC.

Effective as of April 22, 2013

Void after May 1, 2015

1.                                      Issuance.  This Common Stock Purchase Warrant (the “Warrant”) is issued to OTA, LLC, by Anacor Pharmaceuticals, Inc., a Delaware corporation (hereinafter with its succesors called the “Company”), and replaces the warrant previously issued to Lighthouse Capital Partners V, L.P., dated May 1, 2008.

2.                                      Purchase Price; Number of Shares.

(a)                                 The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $8.65 (the “Purchase Price”), up to a maximum of 97,109 fully paid and nonassessable shares of the Company’s Common Stock,  $0.001 per share par value (the “Common Stock”).

3.                                      Payment of Purchase Price.  The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

4.                                      Net Issue Election.  The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company.  Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X= Y(A-B)

A

where:            X =                             the number of shares of Common Stock to be issued to the Holder pursuant to this Section 4.

Y =                             the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

A =                             the Fair Market Value (defined below) of one share of Common Stock, as determined at the time the net issue election is made pursuant to this Section 4.

B =                             the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Common Stock (or  fully paid and nonassessable shares of the Company’s common stock, $0.001 par value (the “Common Stock”) if the Common Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i)                                    If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Common Stock is then convertible.

(ii)                                If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a)                                 If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Common Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Common Stock is then convertible;

(b)                                 If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Common Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Common Stock is then convertible; and

(c)                                  If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

5.                                      Partial Exercise.  This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6.                                      Fractional Shares.  In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant.  If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in  this Section 6, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next lower number of full shares of Common Stock and shall pay to the Holder a cash amount equal to the Fair Market Value (as of the date of exercise) of such fractional share of Common Stock.

7.                                      Expiration Date; Automatic Exercise.                            This Warrant shall expire at the close of business on May 1, 2015, and shall be void thereafter (the “Expiration Date”).  Notwithstanding the term of this Warrant fixed pursuant to this Section 7, and provided Holder has received advance written notice of at least ten (10) days and has not earlier exercised this Warrant, and provided this Warrant has not been assumed by the successor entity (or parent thereof), upon the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to Section 4 hereof, without any action by Holder.  “Merger” means: (i) a sale of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principle purpose of changing the domicile of the Company or a bona fide round of preferred stock equity financing), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company.  “Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger, consolidation or acquisition.  Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the same series of Common Stock of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed.  The Company agrees to promptly give the Holder written notice of any proposed Merger and written notice of termination of any proposed Merger.  Notwithstanding anything to the contrary in this Warrant, the Holder may rescind any exercise of its purchase rights after a notice of termination of the proposed Merger if the exercise of this Warrant occurred after the Company notified the Holder that the Merger was proposed or if the exercise was otherwise precipitated by such proposed Merger, provided, however that such rescission right must be exercised within thirty (30) days of receipt of such written notice of termination of the proposed Merger.  In the event of such rescission, this Warrant will continue to be exercisable on the same terms and conditions.

8.                                      Reserved Shares; Valid Issuance.  The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Common Stock receivable upon such exercise.  The Company further represents that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9.                                      Stock Splits and Dividends.  If after the date hereof the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10.                               Adjustments for Diluting Issuances.  The other antidilution rights applicable to the Common Stock and the Common Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit . Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Common Stock without such Holder’s prior written consent.  The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the anti-dilution rights in such Articles promptly after the same has been made.

11.                               Reclassifications.  If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.  For the purposes of this Section 11, the term “Reorganization” shall include any reclassification, capital reorganization (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof).

12.                               Certificate of Adjustment.  Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13.                               Notices of Record Date, Etc.  In the event of:

(a)                                 any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b)                                 any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c)                                  any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof.  Such notice shall be provided at least ten (10) business days prior to the date specified in such notice on which any such action is to be taken.

14.                               Representations, Warranties and Covenants.  This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a)                                 The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder.  This Warrant has been duly authorized, issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)                                 The shares of Common Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c)                                  The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Common Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity, except for filings required under California securities laws.

(d)                                 As long as this Warrant is, or any shares of Common Stock issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such shares of Common Stock are, issued and outstanding, the Company will provide to the Holder financial information in parity with that given to other holders of Series D Common Stock.

15.                               Amendment.  The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder.

16.                               Representations and Covenants of the Holder.  This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a)                                 Investment Purpose.  The right to acquire Common Stock or the Common Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)                                 Accredited Investor.  Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(c)                                  Private Issue.  The Holder understands (i) that the Common Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 16.

(d)                                 Financial Risk.  The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(e)                                  Legends.  The Holder understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i)                                    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)                                Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f)                                   Lock-up Agreement.  In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, the Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days or such longer period as may be required by the underwriters to comply with FINRA Rule 2711) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

The obligations described in this  Section 16(f) shall apply only if all executive officers and directors of the Company, and all 1% and greater security holders (on a basis assuming full conversion and exercise of all convertible or exercisable securities) enter into similar agreements.  If the Company or the underwriter of any public offering of the Company’s securities waives or terminates any standoff or lockup restrictions imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of Common Stock beneficially held by such holder and the Holders (the “Pro Rata Release”); provided, however, that permitted concurrent sales of common stock by any security holders of the Company consisting of its founders and the institutions with which they are affiliated, in an amount not to exceed $10 million, made to Schering-Plough and/or SmithKline Beecham, D/B/A GlaxoSmithKline at  the time of the Company’s initial public offering shall not entitle the Holder to the Pro Rata Release.  From and after the date of this Warrant, the Company shall use its best efforts to ensure that all holders of capital stock of the Company agree to be bound by terms substantially similar to those set forth in this Section 17(f).

17.                               Notices, Transfers, Etc.

(a)                                 Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b)                                 Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to not less than 25% of the number of the shares of Common Stock purchasable hereunder, provided that the transferee is not a competitor of the Company and provided further that the transferee agrees to be bound by all of the terms and conditions of this Warrant, including, with limitations the representations and covenants contained in Section 16.  Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee.  Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.  Any purported transfer in violation of this Section 17(b) shall be void.

(c)                                  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant

18.                               No Impairment.  The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant.

19.                               Governing Law.  The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

20.                               Successors and Assigns.  This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

21.                               Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

22.                               Qualifying Public Offering.  If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Common Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Common Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Common Stock immediately prior to such conversion of such shares of Common Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Lucy O. Day

Name:	Lucy O. Day

Title:	VP Finance

Subscription

To:

Date:

The undersigned hereby subscribes for _______________ shares of Common Stock covered by this Warrant.  The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Common Stock pursuant to this Warrant.  The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

1

Assignment

For value received __________________________________ hereby sells, assigns and transfers unto __________________________

[Please print or typewrite name and address of Assignee]      __________________________________

the within Warrant, and does hereby irrevocably constitute and appoint _____________________________ its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

1

EXHIBIT A

Amended and Restated Certificate of Incorporation

See attached pages.